Exhibit 10.2

IRVINE SENSORS CORPORATION

August 15, 2011

Dan Regalado (“Executive”)

1125 Venetian Street,

Keller, Texas 75252

Dear Dan;

On behalf of Irvine Sensors Corporation (the “Company”), I am pleased to offer you the full-time position of Senior Vice President and Chief Financial Officer reporting to Bill Joll, President/CEO. This offer is subject to the terms and conditions outlined in this Letter.

Cash Compensation and Bonus.

Base Salary: Executive’s initial annualized base salary $180,000 per year (the “Base Salary”). Executive’s Base Salary shall be payable in accordance with the Company’s standard payroll schedule (but in no event less frequent than on a monthly basis) less all payroll withholding and deductions that the Company deems necessary or applicable.

Executive Bonus: Executive shall be eligible for an aggregate discretionary bonus per year, which initially shall be up to 50% (the “Target Bonus Percentage”) of Executive’s Base Salary starting in 2012 fiscal year. This bonus will be based upon performance goals tied to Executive’s individual performance as well as the Company’s achievement of revenue and profitability objectives or other metrics and scales as established in writing from time to time by the Company’s Compensation Committee.

Stock Option Grant

Contingent on the approval of the Company’s Compensation Committee, you will receive a stock option package consisting of an option lo purchase up to 3,000,000 shares of the Company’s Common Stock pursuant to the Company’s 201 1 Omnibus incentive Plan (the “Plan”). The grant date and option exercise price will be established on the date the Compensation Committee grants the options to you. Provided that you remain in the service of the Company (as defined in the Plan), the option will vest over a three-year period as follows:

•	The options shall vest in a series of 36 equal monthly installments upon your completion of each month of service thereafter.

All of the terms discussed above are described in, and your option shall be governed by the provisions of, the Plan and the related documentation that you will receive upon the grant of the option. Subject to the approval of the Compensation Committee, you will be offered accelerated vesting of such options if you are terminated without Misconduct (as defined in the Plan) within 18 months following a Change in Control (as defined in the Plan)

Benefits

Immediately upon your first date of employment, you will (1) be eligible for participation in Irvine Sensors’ 401 (k) plan, and (2) accrue three weeks annualized paid vacation per year, subject to the Company’s vacation policy and cap on accrual.

Effective on 1st of the first month following your start date, you shall be eligible to participate in all of the employee benefits and benefit plans that the Company generally makes available to its full-time regular employees in accordance with the terms and conditions of such benefits and benefit plans, including group life insurance, and group medical and dental insurance, and eligibility for 10 paid holidays each fiscal year.

Once you have worked at the Company for at least 1,000 hours in a fiscal year and are still actively employed at the end of the fiscal year, you will be eligible to participate in Irvine Sensors’ Employee Stock Bonus Plan, pursuant to which the Company may make discretionary contributions from time to time.

Termination Without Cause; Resignation for Good Reason.

In the event that the Executive’s employment is terminated by the Company without Cause (as defined below) or due to the Executive’s resignation for Good Reason (as defined below), provided in both events that within sixty (60) days following the date of termination, the Executive executes and does not revoke (during any applicable revocation period) an effective general release of all known and unknown common law and statutory claims against the Company and its affiliates in a form reasonably acceptable to the Company, Executive shall he entitled to receive the following severance benefits (collectively, the “Severance Benefits”): (1) salary continuation payments for nine (9) months, payable in accordance with the Company’s regular pay practices in effect at that time and provided that Executive is not in violation of her obligations under this agreement or any confidentiality and invention agreement and provided further that Company will be entitled to offset any salary continuation payments otherwise payable to Employee by the amount of any compensation or consulting fees being paid to Employee by another party while the salary continuation payments would otherwise be payable; and (2) Executive’s target bonus for the year in which Executive’s employment is terminated but only to the extent the Company ultimately achieves any corporate goals or milestones for such payment and provided that such payment shall be pro rated based on the date of Executive’s termination of employment relative to the fiscal year in which the termination occurs, and such bonus shall only be paid at such time set forth in the applicable bonus plan and when bonuses are paid to other executives of the Company; (3) to the extent the Executive elects to continue any existing healthcare benefits (including medical and dental benefits) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) under the Company’s group plans, the Company will pay to the Executive, on an after-tax basis, an amount equal to the cost to continue coverage under COBRA for the Executive during the period commencing on the date of the termination of employment and ending six months thereafter.

Good Reason. For the purposes of such agreement, “Good Reason” shall mean the occurrence of one or more of the following events, if applicable, without the Executive’s written consent: (I) a material reduction in the Executive’s authority, duties or responsibilities (and not simply a change in title or reporting relationships); and (2) the failure by the Company to obtain the assumption of this Agreement by any successor. Notwithstanding the foregoing, “Good Reason” shall only be found to exist if the Executive has within 30 days of the occurrence event constituting Good Reason provided 60 days written notice to the Company prior to her resignation indicating and describing the event resulting in such Good Reason, and the Company docs not cure such event within 30 days following the receipt of such notice from Executive.

Cause. For the purposes of such agreement, “Cause” shall mean the occurrence of one or more of the following events, if applicable, without the Executive’s written consent: (i) Executive has been convicted of, or entered a plea of nolo contendre to, any felony (other than an offense related to the operation of an automobile that results only in a fine or other noncustodial penalty) or of any crime arising out of any material fraud or act of dishonesty; (ii) the Board’s determination that Executive has had repeated failures to perform material services required under this Agreement; (iii) willful misconduct or gross negligence in the performance of Executive’s duties; (iv) gross disregard or willful violation of the legal rights of any employees of the Company or of the Company’s written policies regarding harassment, discrimination; or (v) the violation or breach by Executive of his Confidentiality Agreement with the Company: (vi) the material breach of any provision of this Agreement after 10 days written notice to Executive of such breach and a reasonable opportunity to cure such breach; or (vii) any material financial dishonesty involving the Company or its assets, including, without limitation, misappropriation of the Company’s funds or property.

Non-Competition while Employed. Executive acknowledges and agrees that given the extent and nature of the confidential and proprietary information Executive will obtain during the course of his employment with the Company and the fiduciary nature of Executive’s position with the Company, it would violate Executive’s duty of loyalty to the Company and be inevitable that such confidential information would be disclosed or utilized by the Executive should she obtain employment from, or otherwise become associated with, an entity or person that is engaged in a business or enterprise that directly competes with the Company. Consequently, during any period for which Executive is receiving payments from the Company, either as wages or as a severance benefit (including all Severance Benefits hereunder), Executive shall not, without prior written consent of the Company, directly or indirectly own: manage, operate, control or participate in the ownership, management, operation or control of, or be employed by or provide advice to, any enterprise that is engaged in any business directly competitive to that of the Company at the time of the termination of Executive’s employment with the Company; provided, however, that such restriction shall not apply to any passive investment representing an interest of less than 1% of an outstanding class of publicly-traded securities of any company or other enterprise where Executive does not provide any management, consulting or other services to such company or enterprise. The parties currently agree that the Company is engaged in the business of (i) thermal imaging for defense and non-defense applications and (ii) unmanned sensing platform and systems. Furthermore the company is engaged in using high density chip stacking technology for (i) LADAR imaging systems, (ii) MEMS based microsystems, (iii) High speed information security systems for anomaly or signature based intrusion detection/prevention systems and (iv) miniature computing, processing and communication modules.

Conditions

This offer, and any employment pursuant to this offer, is conditioned upon the following:

•

As required by law, you must complete and return the Form 1-9 and must provide satisfactory documentary proof of your identity and right to work in the United States of America no later than the third day after you commence working for the Company.

•	Your signed agreement to, and ongoing compliance with, the terms of the Company’s Confidential Information and Inventions Agreement without modification.

•

Your return of the enclosed copy of this letter, after being signed by you without modification, to the undersigned no later than August 19, 2011, after which time offer will expire. By signing and accepting this offer, you represent and warrant that you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, the Company, as its employee. If you accept employment, you may not either bring onto Company premises or use in any manner any confidential or proprietary information developed, used or disclosed to you while you were employed by some other company or entity.

•	Your consent to, and results that are satisfactory to the Company of, reference and background checks and drug screening, which the Company conducts on prospect new employees.

In consideration of this offer of employment, you also agree to complete and return the necessary documentation in order to complete your personnel file with Irvine Sensors.

You also acknowledge that your employment with Irvine Sensors is “at will.” You recognize that both Irvine Sensors and you have the right to terminate your employment at any time, with or without notice, and with or without cause and to change your job duties, title and responsibilities with or without cause or notice in the sole discretion of the Company. This offer and the Confidential Information and Invention Assignment Agreement constitute the entire agreement between Irvine Sensors and you concerning your terms and conditions or employment and your employee relationship with Irvine Sensors, supersedes all prior representations and agreements and may only be changed in writing signed by the President and CEO of Irvine Sensors.

Please indicate your acceptance of this offer by signing one copy of this letter below and returning it to my attention via mail, facsimile at 714-444-8773 or e-mail at gbernal@irvine-sensors.com.

Dan, we believe that Irvine Sensors Corporation is an exciting company with outstanding growth potential. We look forward to a mutually beneficial and rewarding relationship. If you have any questions, please feel free to call me at (714) 435-8924.

Sincerely,

/S/ Gwen T. Bernal

Gwen T. Bernal

Director Human Resources

ACCEPTANCE:

I accept the terms of this offer and will report to work on Sept. 6, 2011.

/S/ DAN REGALADO	6 Sept. 2011
Signature	Date

September 9,2011

Dan Regalado (“Executive”)

1125 Venetian Street,

Roanoke, Texas 76262

RE: Amendment of your August Employment Letter

Dear Dan:

As you know, your employment letter dated August 15, 2011 (the “August Employment Letter”) was conditioned upon the Company completing a satisfactory review of your background and references. As of today, this review has not been satisfactorily completed.

Therefore, this letter (“Amendment”) amends your August Employment Letter. Until your background review is complete, you are employed by the Company in a transitional role, as the SVP of Finance. Once your background review is satisfactorily completed, your August Employment Letter will go into effect and supersede this Amendment. Until then, the salary and benefits set forth in your offer of August Employment Letter shall govern, with the following changes:

(a)	Executive Bonus: You will not be eligible for the Target Bonus Percentage set forth in your August Employment letter; and

(b)	Stock Option Grant: You will not be eligible to receive the Stock Option Grant set forth in your August Employment Letter.

All of the remaining terms and conditions of your August Employment Letter shall apply with full force and effect to your transitional employment. In addition, the Conditions set forth below shall apply.

Conditions

This offer, and any employment pursuant to this offer, is conditioned upon the following:

•

You must execute and deliver to the Company your signed copy of this Amendment, without modification, no later than September 15, 201 1. If your executed Amendment is not received by such date, both your August Employment Letter and this Amendment will be deemed terminated for cause, void, and of no further force and effect. By signing and accepting this offer, you represent and warrant that you are not subject to any pre-existing contractual or other legal obligation with any person, company or business enterprise which may be an impediment to your employment with, or your providing services to, the Company, as its employee. If you accept employment, you may not either bring onto Company premises or use in any manner any confidential or proprietary information developed, used or disclosed to you while you were employed by some other company or entity.

•

Your consent to, and results that are satisfactory to the Company of, reference and background checks and drug screening, which the Company conducts on prospect new employees. You must also complete and return such documentation as the Company deems necessary or convenient in order to complete your personnel file.

You also acknowledge that your employment with Irvine Sensors is “at will,” and that the August Employment Letter shall terminate in the event of an unsatisfactory background check. This Amendment, the August Employment Letter and the Confidential Information and Invention Assignment Agreement constitute the entire agreement between the Company and you concerning your employment and your relationship with the Company, supersedes all prior representations and agreements and may only be changed in writing signed by the President and CEO of Irvine Sensors.

Please indicate your acceptance of this offer by signing one copy of this letter below and returning it to my attention via mail or e-mail at gbernal@irvine-sensors.com.

Dan, we believe that Irvine Sensors Corporation is an exciting company with outstanding growth potential. We look forward to a mutually beneficial and rewarding relationship. If you have any questions, please feel free to call Bill Joll at (206) 419-2112.

Sincerely,

/S/ Gwen T. Bernal

Gwen T. Bernal

Director Human Resources

ACCEPTANCE:

I accept the terms of this offer.

I hereby acknowlege and accept the terms of this Amendment.

/S/ DAN REGALADO	Sept 9, 2011
Signature	Date